Exhibit 10.31

                              TERMINATION AGREEMENT

      THIS AGREEMENT is made and entered into this 9th day of September, 1999, by and between BNCCORP, Inc. (the "Company"); BNC National Bank (the "Bank") and Kevin Pifer ("Pifer").

                                    W I T N E S S E T H:

      WHEREAS, Pifer is an employee of the Bank; and

      WHEREAS, Pifer has voluntarily decided to terminate his employment as President of the Bank and all other duties with the Company and the Bank due to his acceptance of employment outside the Company and the Bank;

      NOW, THEREFORE, pursuant to the foregoing recitals, which are an integral part hereof, and in consideration of the conditions contained herein, the sufficiency of which is hereby acknowledge, the parties hereto agree as follows:


      Termination of Employment. Effective as of September 17, 1999, Pifer hereby resigns his employment with the Company and the Bank in any and every capacity, including his membership on all Boards of Director, including affiliates. This Agreement is a result of Pifer's decision to accept employment outside the Company and the Bank. By virtue of Pifer's resignation and this Agreement, the Employment Agreement, dated June 15, 1998, between Pifer, the Company and the Bank, is cancelled and is null and void as of the date of this Agreement. This Agreement replaces all previous agreements between Pifer, the Company and the Bank regarding any relationships.

      Severance. The Company shall, as and for a severance payment, and in consideration for the terms of this Agreement, transfer stock options for Five Thousand (5000) shares of stock in BNCCORP, Inc. pursuant to the BNCCORP, Inc. 1995 Stock Incentive Plan to Pifer. Said stock options shall be transferred and ownership shall vest as unrestricted at the time and date of Pifer's termination from the Company and the Bank. The exercise price of the options shall be valued at the time of transfer by the closing price on the NASDAQ Stock Exchange on the date of termination of employment by Pifer.

      Covenant Not to Compete. Pifer shall not, for a period of three (3) years from the date of his termination from employment, in Cass County, North Dakota, solicit any customers of the Company or the Bank or otherwise disrupt any previously established relationships between a customer and the Company or the Bank or own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any bank, savings and loan association, financial institution or any other entity providing lending or deposit services. Pifer shall not, for that period and within those geographic boundaries, engage in the occupation of or business the same or similar to those of the subsidiaries of the Company, namely financial services, asset management or insurance sales and services. However, Pifer may be involved in the sales and operation of a crop insurance agency. Pifer shall not contact or solicit any customers of BNC Insurance nor any agents of BNC Insurance. In the event that the Company or the Bank are sold or cease to exist, this Covenant Not to Compete shall be null and void. Pifer agrees that the stock options received as severance pay are ample and sufficient consideration for this Covenant Not to Compete.

      Return of Property. On or before the date of termination, Pifer shall return all property and records of or belonging to the Company and the Bank, including specifically, but not exclusively, all keys to the Company and the Bank's places of business, all credit cards issued in the name of the Company or the Bank or payable by the Company or the Bank, all cellular telephones and accessories, the Jeep Grand Cherokee and all ignition and other keys, and all computer equipment belonging to the Company and the Bank.

      COBRA. Pursuant to COBRA, Pifer will be offered the opportunity for continued coverage under the Company's health insurance plans.

      Confidentiality. Pifer agrees to maintain confidential any and all confidential and proprietary information respecting the Company's financial and business affairs that he has had access to by reason of his position with the Company and the Bank.

      Release of the Company and the Bank. Effective as of the termination of employment, Pifer does hereby agree to hold harmless and fully, completely and forever release, acquit and discharge the Company and the Bank, its successors and assigns, its affiliated companies and the past, present and future officers, directors, board of directors, employees, agents and representatives of any and all of them, whether in their individual or official capacities, from and against any and all claims, demands, suits, actions and causes of actions of whatever kind, nature or description, whether arising out of the alleged violation of any state or federal statute, negligence, breach of contract, fraud, breach of warranty or any other theory, where legal or equitable, and the consequences thereof, including any claims, losses, costs of damages, known or unknown, liquidated or unliquidated, fixed or contingent, which Pifer has or may have or hereafter claim to have against any or all of them resulting from, arising out of, or in any manner relating to his employment with the Company and the Bank.

      Representation as to Consideration. Pifer hereby warrants that the Release and the Covenant Not to Compete are supported by good, valuable and adequate consideration, the receipt and sufficiency of which is acknowledge, and Pifer hereby waives any defense against the enforcement or assertion of said Release and Covenant Not to Compete based upon failure of consideration.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                              BNCCORP, Inc.
                              BNC National Bank



                              -----------------------------------

                          By: /s/ Gregory K. Cleveland
                              President, BNCCORP, Inc.






                              /s/ Kevin D. Pifer
                              Kevin Pifer